EXHIBIT 10.2

GLOBALOPTIONS GROUP, INC.
75 Rockefeller Plaza  27th Floor
New York, NY  10019

May 13, 2010

Jeff Nyweide, CFO and E.V.P. Corp. Dev.
GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, NY  10019

Re:	Your Employment Agreement dated July 30, 2007 and amended August 13, 2009 (collectively the “Agreement”; capitalized terms used herein without definitions have the meanings specified in the Agreement)

Dear Jeff:

This letter is to modify and clarify the Agreement, effective as of the date written above.  Accordingly, the following modifications and clarifications are made to the Agreement:

1.
The parties hereby acknowledge that the current term of your employment was extended to January 31, 2012 by the operative provisions contained in Section 1 of the Agreement, subject to earlier termination, amendment or automatic extension as contemplated therein. Accordingly, Section 1 is amended and restated as follows:

 “The Company hereby agrees to continue to employ you (“you” or the “Employee”) as its Chief Financial Officer, Executive Vice President of Corporate Development, Treasurer, and Secretary and you hereby accept such continued employment with the Company, upon the terms set forth in this Agreement. The Company has determined to examine the sale of a portion of its assets and in doing so may require you to refocus your responsibilities with the Company to accomplish such. The Company and  you agree, that in the event the Company sells substantially all of its assets (further defined herein), you will not elect to terminate this Agreement under Section 6A and thereafter will continue your employment (subject to the terms of this Agreement) and devote the necessary working time and efforts to the business of the Company, and the Company accepts and supports your participation in the non-Company activities, as set forth in Exhibit A attached hereto, as well as future non-competitive activities. Notwithstanding the Term in effect immediately prior to the date of the Sales Event (as defined below), the Term of this Agreement shall continue until eighteen (18) months from the date of such Sales Event. For purposes of this Agreement and this Section 1, "substantially all of the assets of Company" shall mean upon the Company selling assets (including the stock of a subsidiary) that constitutes a sale and closing of two of its four divisions, and the sale of one or more of such two divisions requires the approval of the Company’s shareholders (the “Sales Event”). For the sake of clarity, the occurrence of a Sales Event will constitute a Change of Control for purposes of this Agreement. The Company has the option to continue the Term beyond the eighteen (18) month term from the date of the Sales Event, on a month to month basis, under the same terms and conditions. Notwithstanding anything to the contrary contained herein, the change in the Employee's working time and efforts described above after a Sales Event is not intended to constitute a “separation from service” as defined in Section 409A of the Code.

2.	Section 2 shall be continued as in the previous year, by modifying Section 2 as follows:

Salary; Retention Arrangement.  (a) Effective as of January 1, 2009 and for twelve (12) months after the Sales Event (“Post 12 Month Period”) the Company shall pay you a base salary per month of $31,250 and all other payments and benefits provided for in the Agreement, including Section 4 hereof at a level equivalent to the level in effect on the date of the Letter Amendment (the “Amendment”) dated May —, 2010 (as it may be increased (but not decreased) in the discretion of the Compensation Committee, “Base Salary”). Given that your duties are intended to diminish after the Post 12 Month Period, for the period of six (6) months after the Post 12 Month Period, you shall receive a base salary per month of $15,000 and all other payment and benefits provided in the Agreement, including Section 4 hereof at the level described above (the “Benefits”). In addition to the Base Salary, you shall receive a performance bonus in the amount of $150,000 of which one half shall be payable at the date of the Sales Event and the remaining one half payable three months from the date of the Sales Event. Additionally, during the eighteen month period following the Sales Event, the Company agrees to maintain an office for the Employee’s use with appropriate levels of staffing and professional services to continue the effective operation, or winding down, as applicable, of the Company during this period.

(b) In addition to the foregoing, as an inducement for you to remain in the employ of the Company, you shall  earn a cash bonus upon the final sale and closing of the fourth division of the Company in the amount of $250,000, payable one half ten days after the sale of the fourth division and the remaining one half at the end of the Term of this Agreement. Notwithstanding anything contained in this Agreement, upon a termination of employment without Cause or for Good Reason (which Good Reason shall not include the closing of a Sales Event, but includes a Change of Control other than a Sales Event) or as a result of death or Disability prior to the end of the eighteen month period following the Sales Event, you shall receive the salary and Benefits through the end of the eighteen month term; with the cash portion being paid in a lump sum within thirty days of termination, subject to Section 26.  In addition, if an asset purchase agreement (or similar agreement) has been signed which, if consummated, would constitute a Sales Event and your employment is terminated without Cause prior to its consummation, you will be entitled to these payments if such Sales Event occurs or another Change of Control occurs within 6 months of the date of termination. Such cash amounts will be paid to you within thirty days of the Sales Event or Change of Control, subject to Section 26. The non cash Benefits will be provided for the period that would have applied on the date of termination, but will commence on the date of the Sales Event or Change of Control. Additionally, the Employee will receive the cash retention bonuses described in subsection (a) above and this subsection (b) within 30 days of the date of termination, subject to Section 26.

3.	The bonus program described in Section 3.Annual Bonus shall continue consistent with past practice and the following sentences shall be added at the end thereof:

Annual Bonus.  In the event there is a Sales Event, the Bonuses shall be prorated to the date of the Sales Event calculated based upon the Targeted Performance Bonus Annual and paid within thirty (30) days of the Sales Event. This Section shall not be applicable subsequent to the date of a Sales Event.

4.	The bonus program described in Section 5C shall continue consistent with past practice and is amended by adding the following sentences:

In the event there is a Sales Event, the stock related to the Bonuses shall be deemed vested and cash required to satisfy the bonus as contemplated by this Section, will each be calculated based upon the Targeted Performance Bonus Annual and applied to the date of the Sales Event and such cash portion shall be paid within thirty (30) days of the Sales Event. This Section shall not be applicable subsequent to the date of the Sales Event.

5.	Section 6[A] is amended by adding the following sentences:

The Company agrees upon a Sales Event and notwithstanding you continuing your employment with the Company as set forth in Section 1 of this Agreement, it will, within ten days of the Sales Event, deposit negotiable funds that would have been required to be paid by the Company to you if you had terminated your employment with Good Reason as a result of the Sales Event (calculated from the date of the Sales Event until January 31, 2012, the remaining Term of this Agreement in effect immediately prior to the occurrence of the Sales Event) including such additional amount as necessary to equal the gross up payment (described in Section 24 of this Agreement) into a “rabbi trust” as described in this Section 6[A]. Schedule I attached hereto sets forth a calculation of the salary and bonus portions of the contribution to the trust assuming a Sales Event occurring on October 1, 2010. The calculations at the time of a Sales Event shall be calculated as of the end of the month in which a Sales Event occurred. The payments from the Trust Arrangement shall be pursuant to this Section 6A. Notwithstanding anything contained herein, you shall be entitled to a lump-sum cash payment of all the sums held in such trust upon your separation from service (as defined in Section 409A) for any reason, whether by yourself or the Company and whether or not your employment actually terminates (the grossup payments to be made as contemplated in Section 24). Such cash payment will be made on the first business day following the six month anniversary of such termination of employment as required by Section 26 (or, earlier in the event of your death). In addition, in the event of a termination of employment for any reason on or after a Sales Event, you shall continue to be eligible for Benefits through the end of the Term in effect immediately prior to the Sales Event as provided in Section 8A(vi).

6.         For the sake of clarity and as provided in Section 6A, upon a Sale Event, all of your stock options, restricted stock and restricted stock units will vest, the term of the stock options shall be the term of the option as originally granted and the restricted stock units will be paid out upon vesting in accordance with such restricted stock unit agreement.

 7.         Section 10 shall be modified by inserting the following at the end thereof:

The Company shall maintain appropriate levels of directors and officers liability insurance (including tail coverage following the end of your employment for any reason) covering you for your acts or omissions during your employment with the Company.

8.         Section 25 shall be modified and restated as follows:

Professional Fees.  The Company agrees to pay you in one lump sum personal accounting and legal fees relating to, and upon the execution of, the Amendment up to a maximum of $10,000 on an after tax basis.

Except as hereby amended, the Agreement and all of its terms and conditions (including, without limitation, Section 9 thereof) shall remain in full force and effect and are hereby confirmed and ratified. All references to the Agreement shall be deemed references to the Agreement as amended and clarified hereby.  This amendment shall be governed and construed under the laws of the State of New York.

Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

Sincerely,

/s/ Harvey Schiller
Harvey Schiller
Chairman & CEO

Agreed to:

/s/ Jeff Nyweide
Jeff Nyweide

Date: May 13, 2010